SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933
                                 ____________

                       CATELLUS DEVELOPMENT CORPORATION
            (Exact Name of Registrant as Specified in its Charter)
                                 ____________

                DELAWARE                               21-0718930
      (State or Other Jurisdiction                  (I.R.S. Employer
    of Incorporation or Organization)            Identification Number)

           201 MISSION STREET                             94105
        SAN FRANCISCO, CALIFORNIA                      (Zip Code)
(Address of Principal Executive Offices)

              Registrant's telephone number, including area code:
                                (415) 974-4500
                                 ____________

        CATELLUS DEVELOPMENT CORPORATION AMENDED AND RESTATED EXECUTIVE
                               STOCK OPTION PLAN
                   STOCK OPTION AGREEMENT (JOSEPH R. SEIGER)
                                 ____________

           Agent for Service:                          Copies to:
         Maureen Sullivan, Esq.                  James R. Walther, Esq.
   Vice President Law, General Counsel            Mayer, Brown & Platt
              and Secretary                350 South Grand Avenue, 25th Floor
    Catellus Development Corporation       Los Angeles, California  90071-1503
           201 Mission Street                        (213) 229-9500
    San Francisco, California  94105
             (415) 974-4500
                                 ____________


                        CALCULATION OF REGISTRATION FEE
_______________________________________________________________________________
Title of                Proposed          Proposed
Securities  Amount      Maximum           Maximum            Amount of
to be       to be       Offering Price    Aggregate          Registration
Registered  Registered  Per Share         Offering Price     Fee
_______________________________________________________________________________

Common
Stock,
par value
$.01 per    3,100,000   (a) $5.75         (a) $17,250,000
share...... Shares <F1> (b) $6.975 <F2>   (b) $   697,500 <F2> $6188.84 <F2>
_______________________________________________________________________________
<F1>  This total includes 3,000,000 Shares of Common Stock reserved for issuance pursuant to the Amended and Restated Executive Stock Option Plan and 100,000 Shares of Common Stock reserved for issuance pursuant to the Stock Option Agreement (Joseph R. Seiger). In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the "Act"), an indeterminate number of additional shares of Common Stock which may be issued pursuant to adjustment provisions in the Amended and Restated Executive Stock Option Plan are also being registered hereunder.
<F2>  The aggregate offering price and the registration fee have been computed pursuant to Rule 457(h)(i) under the Act (a) on the basis of the average of the high and low prices of Common Stock reported on the New York Stock Exchange on March 15, 1995 for 3,000,000 shares and (b) at a price of $6.975 for 100,000 shares.

                                    Part II

                            INFORMATION REQUIRED IN
                          THE REGISTRATION STATEMENT



Item 3.  Incorporation of Documents by reference.

      The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

      (a) Annual Report on Form 10-K for the year ended December 31, 1993 of Catellus Development Corporation, a Delaware corporation (the "Company");

      (b) Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1994 of the Company; and

      (c) The description of the common stock, par value $.01 per share, of the Company contained in its Registration Statement on Form 10 (Commission File Number 0-18694) filed under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

      All documents filed by the Company after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

      Not applicable.

Item 5.  Interests of Named Experts and Counsel.

      Not applicable.

Item 6.  Indemnification of Directors and Officers.

      Section 145 of the Delaware General Corporation Law provides in general that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any suit or proceeding because such person is or was a director, officer, employee or agent of the corporation or was serving, at the request of the corporation, as a director, officer, employee or agent of another corporation, against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity, but only for expenses (including attorneys' fees) actually and reasonably incurred, may be provided in connection with an action or suit by or in the right of a corporation, provided that such person acted in good faith and in a manner such person believed to be in or not opposed to the best interests of the corporation and except that no indemnification may be made in respect of any claim as to which such person has been adjudged to be liable to the corporation unless and only to the extent that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

      Section 102(b)(7) of the Delaware General Corporation Law provides generally that a corporation may include a provision in its certificate of incorporation which eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Company has included provisions of the foregoing type in Article 5 of its Certificate of Incorporation.

      The Registrant maintains directors and officers liability insurance coverage for its directors and officers providing coverage for damages, judgments, settlements, defense costs, charges and expenses incurred by reason of any actual or alleged breach of duty, error, misstatement, misleading statement or omission done or made in their capacities as directors and/or officers of the Registrant.

Item 7.  Exemption from Registration Claimed.

      Not applicable.

Item 8.  Exhibits.

      The following are filed as exhibits to this registration statement:

Exhibits          Description
_________         ______________

 5                Opinion of Mayer, Brown & Platt.

24.1              Consent of Price Waterhouse.

24.2              Consent of Landauer Associates, Inc.



Item 9.  Undertakings.

      A.    The undersigned registrant hereby undertakes:

            1.    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            2. That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial bona fide offering thereof.

            3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      C. Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.



                                  Signatures


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, State of California, on October 6, 1994.


                                    CATELLUS DEVELOPMENT CORPORATION
                                    (Registrant)




                                    By /s/  Nelson C. Rising
                                       ____________________________________
                                    Name:   Nelson C. Rising
                                    Title: President and Chief Executive
                                          Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


Signature                           Title                   Date
__________                          _______                 _______

Principal Executive Officer:        President and           October 6, 1994
                                    Chief Executive
/s/ Nelson C. Rising                Officer, Director
_____________________________
    Nelson C. Rising


Principal Accounting Officer:       Controller              October 6, 1994

/s/ David M. Perna
_____________________________
    David M. Perna


/s/ Joseph F. Alibrandi             Director                October 6, 1994
_____________________________
    Joseph F. Alibrandi


/s/ Darla Totusek Flanagan          Director                October 6, 1994
_____________________________
    Darla Totusek Flanagan


/s/ Gary M. Goodman                 Director                October 6, 1994
____________________________
    Gary M. Goodman


/s/ Robert D. Krebs                 Director                October 6, 1994
____________________________
    Robert D. Krebs


/s/ Judd D. Malkin                  Director                October 6, 1994
____________________________
    Judd D. Malkin


/s/ Joseph R. Seiger                Director                October 6, 1994
____________________________
    Joseph R. Seiger


/s/ Jacqueline R. Slater            Director                October 6, 1994
____________________________
    Jacqueline R. Slater


/s/ Thomas M. Steinberg             Director                October 6, 1994
____________________________
    Thomas M. Steinberg


/s/ John E. Zuccotti                Director                October 6, 1994
____________________________
    John E. Zuccotti


                                 EXHIBIT INDEX

                                                                  Sequentially
Exhibit No.             Document                                 Numbered Page
___________             ________                                  _____________

 5          Opinion of Mayer, Brown & Platt                              8

24.1        Consent of Price Waterhouse                                 10

24.2        Consent of Price Waterhouse                                 12